Exhibit 10.11

{Note: A “[*]” indicates that material has been omitted pursuant to a request for confidential treatment and that the material has been filed separately.}

DEVELOPMENT AND MANUFACTURING AGREEMENT

This Development and Manufacturing Agreement dated February 10, 2005, is entered into by ICOP DIGITAL, INC., a corporation organized and existing under the laws of the State of Colorado with its principal place of business located at 11011 King Street, Suite 260, Overland Park, KS 66210, USA (“ICOP DIGITAL”), and TIETECH CO., LTD, a corporation organized and existing under the laws of Japan with its principal business address at 2-13-1, Chikama-dori, Minami-ku, Nagoya, Aichi, Japan 457-0071  (“TIETECH”) and, each of whom is individually referred to as a “Party” and both of whom are sometimes collectively referred to as “Parties.”

RECITALS

A.  ICOP DIGITAL is engaged in the business of inventing, engineering, and marketing devices for law enforcement and homeland security, including the device described herein. TIETECH has experience and expertise in the engineering, and manufacture of information communication equipment and other electronic devices.

B.  Upon and subject to the terms and conditions of this Agreement, ICOP DIGITAL has retained TIETECH’s services to provide development services for the development of the ICOP Model 20/20 digital video recording system (the “Product”) and to fabricate prototypes of the Product for verification testing and test validation; and since the prototypes have passed the System Verification requirements (as defined below), ICOP DIGITAL now desires to retain TIETECH to manufacture the Product for delivery to ICOP DIGITAL. ICOP DIGITAL shall sell the Product exclusively in the world, and TIETECH shall manufacture the Product exclusively in the world, and TIETECH shall manufacture the Product exclusively for ICOP DIGITAL.

ARTICLE I

1.1  SCOPE OF WORK AND DEVELOPMENT. TIETECH has (a) completed the electronic design of the Product in cooperation with, and in accordance with the specifications set forth by ICOP DIGITAL, and (b) accomplished System Verification Testing on the entire Product in cooperation with, and in accordance with the specifications set forth by ICOP DIGITAL. Both Parties agree that the Purchase Orders issued to date for said work are valid and binding, and that the balance due of NRE shall be paid in accordance to the Payment Schedule defined in Appendix IV.

1.2  DESIGN AND DEVELOPMENT — REVIEW AND CHANGES. ICOP DIGITAL and TIETECH will hold ongoing design reviews in accordance with its standard development operating procedures, via email. Changes in Project Specifications will be by mutual consent. TIETECH agrees to use its best efforts to accommodate ICOP DIGITAL on such changes in scope and/or specifications as may be reasonably requested by ICOP DIGITAL with appropriate changes (as pre-approved by ICOP DIGITAL) in the purchase orders.

1.3  SYSTEM VERIFICATION TESTING.  For all systems designed by TIETECH per the instructions of ICOP DIGITAL, TIETECH shall draft appropriate verification protocol and perform the testing in Accordance with that protocol. ICOP DIGITAL shall author the system verification protocol and ICOP DIGITAL shall accomplish software verification and validation of the Product (“System Verification Testing”). Third party (independent qualified testing facility) testing, in addition to related test materials, as shall be approved in advance by ICOP DIGITAL, shall be paid by ICOP DIGITAL, and shall be an agent of ICOP DIGITAL. Test materials shall be the exclusive property of ICOP DIGITAL and TIETECH will not use them except as needed to perform hereunder. ICOP DIGITAL will collect and/or prepare for TIETECH data including vibration, shock, temperature, etc. of the actual environment where the product will be used. ICOP DIGITAL will also perform operation verification during and at the end of development, operation verification on the actual test drive (field test), life and durability test, and the final acceptance tests.

1.4  REJECTION OF WORK.  Should ICOP DIGITAL determine that any verification or testing of TIETECH’s work does not conform to applicable specifications, then ICOP DIGITAL shall (i) notify TIETECH of such problems; and (ii) permit TIETECH a reasonable opportunity to make any necessary corrections. TIETECH shall resubmit to ICOP DIGITAL revised testing or other work corrected to meet the relevant specifications within thirty (30) days of notice to TIETECH. ICOP DIGITAL shall have thirty (30) days after such resubmittal within which to notify TIETECH in writing of ICOP DIGITAL’s approval of the corrected work or of ICOP DIGITAL’s discovery of any additional discrepancies between that work and the relevant specifications. If discrepancies still exist, ICOP DIGITAL and TIETECH shall decide the appropriate action to be taken by mutual Agreement, in advance.

1.5  TOOLING AND FIRST ARTICLE SAMPLES.  Tooling will be approved by ICOP DIGITAL and invoiced by TIETECH at cost as those costs are incurred. Design and procurement of tooling for injection molded plastic parts is the responsibility of TIETECH. TIETECH warrants that the life cycle of the tooling shall be as defined in Appendix V of this Agreement. Should any tooling require replacement, prior to the warranted life cycle, TIETECH shall replace the tooling and TIETECH shall be responsible for cost of placement. ICOP DIGITAL will utilize TIETECH’s established vendors when TIETECH needs, provided that pricing and quality are competitive and approved by ICOP DIGITAL. TIETECH is responsible to qualify all vendors per their system requirements. ICOP DIGITAL can request, and TIETECH shall provide, a re-quote, lead times, and price breaks for any and all component parts (units such as camera or cable). TIETECH shall work with its own vendors to purchase component parts as needed, if approved by ICOP DIGITAL; and ICOP DIGITAL has the option to replace and/or provide component parts to TIETECH, upon mutual agreement. ICOP DIGITAL shall supply the compression chip sets to TIETECH at ICOP DIGITAL’s own expense.

1.6  COMPENSATION FOR PRODUCT DEVELOPMENT. In consideration for the services rendered by TIETECH for Product Development, ICOP DIGITAL shall pay to TIETECH compensation as defined in Appendix IV.

1.7  CONFIDENTIAL INFORMATION.  “Confidential Information” means, without limitation, all information pertaining to the business of ICOP DIGITAL and TIETECH including, but not limited to, the Product invention, ideas, trade secrets, know-how, research and development, training, software, programs, hardware configuration information, price lists, data, manuals, handbooks, sponsors, investors, business strategies and plans, marketing, sales records, drawings, specifications, designs, materials, parts lists, customer lists, consumer information, suppliers, contract terms, test criteria, vendor lists, financial information, intellectual property, and all other information or data of any kind or character relating to the business of ICOP DIGITAL or TIETECH, including but not limited to, any invention, writing, idea, discovery, or improvement made or conceived by ICOP DIGITAL or TIETECH directly or indirectly as a result of performing work for ICOP DIGITAL pursuant to this Agreement, whether or not reduced to writing, and which is not generally available to the public. However, Confidential Information shall not include any of the foregoing which has become publicly known and made generally available through no wrongful act of TIETECH or any third party. Prior to execution of this Agreement; the parties have executed the Mutual Nondisclosure Agreement attached hereto as Appendix I. In the event there is a conflict between the terms of the Mutual Nondisclosure Agreement and this Agreement, this Agreement shall govern.

1.8  TECHNOLOGY OWNERSHIP.  The parties agree as follows:

(a)          ICOP DIGITAL shall own all “Project Technology” which shall be defined as: all inventions, improvements, discoveries, designs, data, concepts, ideas, processes, methods, techniques, know-how, and information, including schematics, and engineering drawings respecting the Products conceived, made or produced by TIETECH during the course of performing design, engineering, fabrication or manufacturing services under this Agreement, or made or produced as the result of the joint efforts of TIETECH and ICOP DIGITAL pursuant to this Agreement.  The term “Project Technology” shall exclude any of TIETECH’s or ICOP DIGITAL’s proprietary processes used in the manufacture of the Product, as defined in the attached summary of Tietech or ICOP DIGTAL patents “Core Technology” (Appendix II). TIETECH agrees to transfer all project technology, and schematics (in English), to ICOP DIGITAL when the total NRE outstanding of ¥134 million has been paid in full.

(b)         TIETECH shall own all of its “Technology and Manufacturing Processes” which shall be defined as follows:  its proprietary electronic technology and processes and know-how and assembly and manufacturing processes and technology and know-how, including such technology and know-how concerning (i) developed or acquired by TIETECH prior to the exercise of this Agreement.

(c)          Nothing in this Agreement shall be deemed to prevent TIETECH from engaging in the design, engineering, fabrication or manufacture of products embodying or using TIETECH’s Technology and Manufacturing Processes; provided that such products do not embody or use any of

ICOP DIGITAL’s confidential information or Project Technology. TIETECH shall not produce, or allow to be produced Product with the scope of ICOP DIGITAL’s Core Technology, without ICOP DIGITAL’s prior approval, and if approved, the payment of a patent fee (royalty fee) shall be payable to ICOP DIGITAL, as defined by ICOP DIGITAL. TIETECH shall put the production of the Product out to subcontractors as needed, as pre-approved by ICOP Digital. If joint patents are filed in the future, ‘ICOP DIGITAL and TIETECH shall share the costs of filing these patents equally.

1.9  PRIORITY AMONG CONTRACT DOCUMENTS.  The whole of this Agreement and Appendixes attached hereto are to be taken together so as to give effect to very part thereof to the maximum extent practicable, with each document helping to interpret the other.  In the event of any conflict or inconsistency between the terms of this Agreement and the terms of any other document, the terms of this Agreement shall prevail.

ARTICLE 2

MANUFACTURING OBLIGATIONS

2.1  MANUFACTURING.  During the term of this Agreement, TIETECH shall timely manufacture the Product in compliance with the Product Specifications described in Appendix III (the “ Product Specifications”).  Both during the term and following termination of this Agreement, in perpetuity, TIETECH shall not supply the Product (or any prototype thereof), or Product Specifications, to any third party whatsoever. ICOP DIGITAL shall not manufacture the Product by itself, and ICOP DIGITAL shall not request the production of the Product other than TIETECH.

2.2  PURCHASE ORDERS.  ICOP DIGITAL shall provide a six-month rolling forecast which shall be updated at the end of each calendar month.  The first three months of this forecast will be a firm commitment for TIETECH to deliver and for ICOP DIGITAL to accept deliveries.  ICOP DIGITAL shall issue a purchase order for each lot of product purchased, and shall order in minimum quantities of 1,000 DVR, DAVID chip sets, and hard disk drives (“Units”). The minimum lifetime production shall be 10,000 Units, not to be purchased later than December 31, 2008. The parties shall cooperate to purchase long lead items and obtain quantity discounts beyond the three-month rolling forecast described in Paragraph 2.1.

2.3  SHIPMENT.  The delivery of each Purchase Order shall be within the time specified in the Purchase Order.  All deliveries to ICOP DIGITAL are F.O.B. Nagoya, Japan, at point of manufacture using carriers and billing account numbers as specified in writing by ICOP DIGITAL. All risk of loss after shipment by TIETECH is borne by ICOP DIGITAL. TIETECH agrees to properly label all shipping documents with the U.S. Classification Codes as supplied by ICOP DIGITAL to expedite processing through U.S. Customs. If TIETECH fails to properly note said U.S. Classification Codes, resulting in import taxes due by ICOP DIGITAL, TIETECH shall be responsible to reimburse ICOP DIGITAL for all such taxes, due and payable upon evidence shown to TIETECH by ICOP DIGITAL.

2.4  PURCHASE ORDER CANCELLATION.  In the event ICOP DIGITAL cancels a Purchase Order and TIETECH has complied with its obligations under this Agreement, ICOP DIGITAL shall purchase the next three months of production identified in the rolling forecast plus any excess inventory (i.e. component parts) which was ordered in excess of that three-month requirement and mutually agreed upon by the parties as set forth in accordance with Paragraph 2.2. In this case, the $1 million ICOP DIGITAL has on deposit with TIETECH shall be applied to the purchase of the production component parts and work in process, and any remaining balance of NRE.

2.5  PRICING.  ICOP DIGITAL shall pay for development and production of the Product as defined in the Payment for Products and Services (Appendix IV).

2.6  PAYMENT.  ICOP DIGITAL shall pay TIETECH in accordance with attached Payment for Products and Services (Appendix IV).

2.7  WARRANTY.  TIETECH warrants and represents that it shall strictly adhere to the Product Specifications set forth in Appendix III attached hereto and by reference made a part hereof. TIETECH warrants and represents that it has the requisite and necessary experience, all necessary licenses and permits, equipment, facilities and personnel to properly perform the manufacturing services in accordance with the Product Specifications, and further warrants and represents that it is not a party to any other Agreement that would in any way conflict with, or restrict, its ability to perform the manufacturing services. During the 18-month term of the warranty (as defined in Paragraph 2.8) TIETECH assumes full responsibility for the repair or replacement of units in the field whereby greater than 10% of units exhibit one specific failure mechanism (“Catastrophic Failure”).

2.8  DEFECTIVE PRODUCTS.  TIETECH warrants for a period of eighteen (18) months from shipment that all Products sold to ICOP DIGITAL shall be free from any defects in TIETECH design, materials, and workmanship, and shall conform to Product Specifications. ICOP DIGITAL agrees that TIETECH’s warranty shall exclude the removable hard disk drive.  Warranty repair services shall be provided at TIETECH’s manufacturing facilities in Nagoya, Japan, free of charge, F.O.B. Overland Park. TIETECH shall within two weeks of receipt of returned products provide a report to ICOP DIGITAL detailing those products accepted under warranty and any that are not accepted under warranty due to physical damage or improper use. TIETECH will use its best efforts to repair defective products as quickly as possible with “turnaround time” (time for repair after receipt of units) to be four (4) weeks from receipt at the TIETECH facility. Shipment of the repaired or replaced warranted products to ICOP DIGITAL’s Overland Park location shall be at the expense of TIETECH. Shipment of the repaired or replaced non-warranted products to ICOP DIGITAL’s Overland Park location shall be at the expense of ICOP DIGITAL. ICOP DIGITAL shall establish a U.S. Customer Service Center, to respond to customer complaints and provide repairs where practical. TIETECH shall provide ICOP DIGITAL with technical information necessary for such repairs. In the event a product modification shall become necessary, Tietech shall make such modifications, as approved by ICOP DIGITAL, at a separate cost borne by ICOP DIGITAL. For non-warranted repairs, TIETECH shall report to ICOP DIGITAL an estimated time to repair failed units, and shall not proceed with repairs until such time that ICOP DIGITAL has provided approval for said repairs. For problems due to incorrect use of the Product, or factors external to the Product, or repairs for unwarranted units, TIETECH shall repair at a separate cost borne be ICOP DIGITAL, at a billing rate of ¥6000 per hour. TIETECH shall repair or exchange, and ship to ICOP DIGITAL, the returned Product within four (4) weeks of receipt of Product by TIETECH.

2.9  PRODUCTION TOOLING AND FIXTURES.  ICOP DIGITAL shall pay for and retain title to any production tooling.  TIETECH shall be responsible for periodic maintenance costs associated with tooling, until Product is discontinued.

2.10  CHANGE OF CONTROL.  In the event that ICOP DIGITAL is acquired or merges with another organization, after ¥134 million NRE is paid in full and USD $1 million has been deposited with TIETECH as described in Appendix IV. whereby, directly or indirectly, control in excess of 50% of the Company or all or substantially all of its business or assets is acquired by a third party in a sale or exchange of stock, merger or consolidation, sale of assets or other similar transaction and the successor corporation desires to be released from this contract, the following shall apply:  (a) ICOP DIGITAL or the successor corporation doesn’t need to pay any additional expense other than balance of NRE and purchasing cost for the minimum lifetime production as specified in paragraph 2.2 and ICOP DIGITAL shall hand over to the organization who has the ability to fulfill this agreement, and (b) the successor corporation shall be responsible for the three guaranteed months of firm product deliveries and parts specified in paragraph 2.2, balance of NRE due to TIETECH and lifetime minimum production requirements (as specified in paragraph 2.2). TIETECH will then be free to approach the new organization and negotiate the possible continuation of manufacturing for the Product.

ARTICLE 3

REGULATORY RESPONSIBILITY; TRADEMARKS; SALES

3.1  REGULATORY APPROVALS.  ICOP DIGITAL shall undertake and be responsible for the procurement of any and all regulatory approvals and/or registrations and customs approval necessary for sale of the Product.  ICOP DIGITAL shall be responsible for complying with the U.S. Federal Communications Commission (FCC) and the regulations promulgated there under for sale of the Products under ICOP DIGITAL’s private label in the United States (“FCC Approval”).  TIETECH shall aid and cooperate with, where appropriate, ICOP DIGITAL in fulfilling the responsibilities set forth in this paragraph.

3.2  TIETECH’S QUALIFICATIONS.  TIETECH is ISO 9001 certified and shall notify ICOP DIGITAL of any change in that status during the term of this Agreement.  Should TIETECH lose its status as ISO 9001 certified, it shall have a period of 30 days to have the certification reinstated and if not reinstated within this cure period, ICOP DIGITAL shall have the right to terminate this contract in accordance with paragraph 5.3.

3.3  TRADEMARKS.  ICOP DIGITAL shall have the sole right to prepare, file, prosecute and maintain trademark applications or registrations with respect to the Product.  All such applications and registrations shall be at ICOP DIGITAL’s expense.  ICOP DIGITAL shall retain ownership of these applications and registrations throughout the term of this Agreement and thereafter.  TIETECH shall from time to time, as ICOP DIGITAL may deem appropriate, execute and deliver to ICOP DIGITAL any documents of transfer or assignment relating to the Product and cooperate fully in obtaining whatever approval or product protection that ICOP DIGITAL may deem desirable or appropriate.

3.4  PUBLIC RELEASE OF INFORMATION.  Any public statement, verbal or written, regarding the other party shall be approved by the other party in advance.  The foregoing shall not prevent either party from issuing a press release or making a public filing where required by law.

3.5  TIETECH shall pay ICOP DIGITAL a royalty in the amount of [*]% of the price ICOP pays to TIETECH (as defined in Appendix IV) for each part sold. TIETECH shall not sell any ICOP Model 20/20, or version thereof, outside of Japan. TIETECH shall provide a listing of all ICOP DIGITAL parts sold and shall make payments for the previous month’s sales to ICOP DIGITAL not later than the last business day of each month by wire transfer, in Japanese Yen. TIETECH may sell through distributors only for sales whereby the end users located are in Japan, and TIETECH must require in their sales agreement that the distributor(s) may not sell to anyone outside of Japan. TIETECH must be able to end the contact at any time with such distributors, in the event that the distributor does not honor the contract terms.

ARTICLE 4

PRODUCT LIABILITY

4.1  NOTICE OF PRODUCT LIABILITY CLAIMS.  Each Party shall notify the other promptly in writing of any product liability claim brought with respect to the Product based on alleged defects in the design, manufacture, packaging, or labeling of the Product or other adverse claim regarding the Product.  Upon receiving such written notice, ICOP DIGITAL shall assume and have sole control of the defense of any such claim, including the power to conduct and conclude any and all negotiations, compromises or settlements.  TIETECH shall promptly comply with all reasonable requests from ICOP DIGITAL for information, materials or assistance with respect to the conduct of such defense.

4.2                                 NOTICE OF INVESTIGATION.  TIETECH and ICOP DIGITAL shall promptly notify each other of any potential or actual investigation or governmental activity relating to the Product.

4.3                                 TIETECH agrees to reimburse ICOP DIGITAL for any and all monies paid to TIETECH by ICOP DIGITAL for inventory which is lost or damaged due to a natural disaster which destroys inventory owned by ICOP DIGITAL at TIETECH’s facility.

ARTICLE 5

TERM AND TERMINATION; FORCE MAJEURE

5.1  INITIAL TERM.  Unless terminated sooner pursuant to the further provisions of this Article, this Agreement shall expire five years from the date hereof.

5.2  EXTENSIONS.  ICOP DIGITAL has three successive options to extend the term of Agreement for a period of one (1) additional year (an “Extension Period”).  ICOP DIGITAL’s right to exercise each option to extend the Agreement for another year is expressly conditioned upon ICOP DIGITAL not being in default under this Agreement at the time the option is exercised and not being in default between the time the option is exercised and the start of the Extension Period.

5.3  TERMINATION BY ICOP DIGITAL.  ICOP DIGITAL shall have the right to terminate this Agreement if TIETECH fails to perform in accordance with this Agreement and its appendices and fails to cure such default within sixty (60) days of written notice.

5.4  TERMINATION BY TIETECH.  TIETECH shall have the optional right to terminate this Agreement on written notice to ICOP DIGITAL if ICOP DIGITAL (a) has failed to make any payments required by this Agreement in the time provided therefore and (b) following sixty (60) days’ notice of such failure from TIETECH, ICOP DIGITAL does not pay all delinquent sums in full.

5.5  TERMINATION BY EITHER PARTY.  In addition to their respective rights set forth in paragraphs 5.3 and 5.4, either party shall have the right to terminate this Agreement on written notice to the other party under the following circumstances:

(a)  by mutual Agreement;

(b)  if the other party materially defaults in the performance of any material obligation hereunder, and such default continues for more than thirty (30) business days after receiving written notice from the other party of such default; provided, however, there shall be no default under this provision if the defaulting party has cured the default within sixty (60) business days after the giving of notice;

(c)  in the event that the other party is declared insolvent, or bankrupt by a court of competent jurisdiction, or a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by such other party, or such other party shall make or execute an assignment for the benefit of creditors, or a receiver is appointed by a court of competent jurisdiction over all or a substantial portion of the other party’s assets and such receivership is not dismissed within 30 days of appointment, or

(d)  in the event of the issuance of a final order, decree or other action by any competent judicial authority or governmental agency which restrains, enjoins or prohibits the sale or introduction into interstate commerce of the System and such restraint, injunction or prohibition is not vacated within 30 days thereafter.

5.6  SURVIVAL.  The termination or expiration of this Agreement shall be without prejudice (a) to the rights of any party to receive upon its request all payments accrued and unpaid, or all documents, data and deliverables not delivered, as of the date of such expiration or termination; (b) the rights and remedies of either party with respect to any previous breach or default under any representation, warranty or covenant herein contained; (c) rights under any other provision of this Agreement which expressly and necessarily calls for performance after expiration or termination, and (d) TIETECH shall not produce, nor allow to be produced, the Product.

5.7                                  FORCE MAJEURE.  If the performance of this Agreement or of any obligation hereunder is prevented, or restricted or interfered with by reason of any event of Force Majeure, the Party so affected, upon prompt notice to the other Party, shall be excused from performance, but only for the duration of such inability, provided that the Party so affected shall use its best effort to avoid or remove such causes of nonperformance, and shall continue performance hereunder with the utmost dispatch whenever such causes are removed.

ARTICLE 6

INDEMNITY

6.1  TIETECH INDEMNITY.  TIETECH agrees to indemnify, defend and hold harmless ICOP DIGITAL or any of their respective customers, against any claim arising out of or relating to any loss or damage, including bodily injury or death, incurred by reason of or resulting from a defect in the product caused by TIETECH’s design, engineering, fabrication, manufacture, packaging or labeling thereof; provided that the Product is used for its intended purpose. TIETECH shall not be required to pay any compensation for damages, loss or cost, which are due to loss of sales opportunity. TIETECH shall not be responsible for the loss of recorded data unless due to Product defect which was made intentionally or due to gross negligence by TIETECH.

6.2  ICOP DIGITAL’S INDEMNITY. ICOP DIGITAL agrees to indemnify, defend and hold TIETECH harmless against any claim arising out of or relating to any loss or damage, including bodily injury or death, incurred by reason or resulting from any defect in the Product, which is not caused by reason of or resulting from a defect in the Product proximately caused by TIETECH’s design, engineering, fabrication, manufacture, packaging or labeling thereof, provided that the Product is used for its intended purpose.

ARTICLE 7

MISCELLANEOUS

7.1  NOTICES.  Any notices required or permitted to be given to a Party hereunder:

(a)  shall be in writing;

(b)  shall be delivered or sent to such Party at its address given below:

(i)  if to TIETECH:

TIETECH, CO, LTD.

2-13-1, Chikama-dori,

Minami-ku, Nagoya, Aichi, Japan 457-0071

Attn:  Mr. Toshiaki Nomura, Sr., President

Telephone:  81-52-824-7373

Facsimile:  81-52-824-7300

(ii) if to ICOP DIGITAL:

ICOP DIGITAL, INC.

11011 King Street, Suite 260

Overland Park, KS 66210 USA

Attn:  Mr. David C. Owen, President and CEO

Telephone: (913) 338-5550

Facsimile: (913) 469-1662

or such other address as such Party may hereafter specify; and

(c)  shall be deemed given (i) when personally delivered to such Party; (ii) when transmitted by facsimile and receipt of such transmission is confirmed by facsimile; (iii) after air courier service confirm the receipt via an established air courier service; or (iv) if mailing via certified airmail, after receipt is confirmed.

7.2  ATTORNEYS’ FEES.  In the event of any litigation, arbitration, judicial reference or other legal proceeding involving the Parties to this Agreement to enforce any provision of this Agreement, to enforce any remedy available upon default under this Agreement, or seeking a declaration of the rights of either Party under this Agreement, the prevailing Party shall be entitled to recover from the other such attorneys’ fees and costs as may be reasonably incurred, including the costs of reasonable investigation, preparation and professional or expert consultation incurred by reason of such litigation, arbitration, judicial reference, or other legal proceeding.

7.3  ARBITRATION. All disputes, controversies, or claims arising out of or relating to this contract shall be submitted binding arbitration. If ICOP DIGITAL submits a claim against TIETECH, it shall be settled in accordance with the applicable rules of the Japan Commercial Arbitration Association then in effect. If TIETECH submits a claim against ICOP DIGITAL, it shall be settled in accordance with the applicable rules of the American Arbitration Association then in effect.

7.4  GOVERNING LAW. Tietech and ICOP DIGITAL agree that the arbitration to resolve any dispute or claims arising out of or related to this Agreement or a Specific Agreement shall be as follows:

a. in the event of ICOP DIGITAL initiates such proceeding against Tietech , it must do so in the Japan Commercial Arbitration Association, and ,it is applied the laws of Japan, and

b. in the event of TIETECH initiates such proceeding against ICOP DIGITAL, it must do so in the American Arbitration Association, and it is applied the laws of Kansas, the United States of America.

ICOP DIGITAL, INC.		TIETECH CO., LTD.
a Colorado corporation		a Japanese corporation

By:	/s/ David C. Owen	By:	/s/ Toshiaki Nomura, Sr.
	David C. Owen		Toshiaki Nomura, Sr.
	President and CEO		President

Exhibit 10.11

Appendix I

Mutual Nondisclosure Agreement

Mutual Nondisclosure Agreement

In connection with a proposed business relationship, ICOP Digital, Inc., a Nevada Corporation and Tietech Co., Ltd., a Japanese Corporation have disclosed or may disclose to each other certain business or technical information relating to each party and/or their products and/or has provided the other party or may provide the other party with product samples or prototypes (“Proprietary Information”).

In consideration of any disclosure of information, provision of product samples or prototypes and any negotiations concerning the proposed business relationship, the undersigned agree as follows:

1.                                       Each party will hold in confidence and not use (except to evaluate the proposed business relationship) or disclose any Proprietary Information except information it can document (a) is in the public domain through no fault of theirs, (b) was properly known to it, without restriction, prior to disclosure by the other party, or (c) was properly disclosed by another person without restriction.  In addition, neither party will copy, alter, modify, reverse engineer, or attempt to derive the composition or underlying information of any Proprietary Information. Each party acknowledges and agrees that, as between them, all Proprietary Information and all copies thereof are owned solely by that party which has disclosed the Proprietary Information.

2.                                       If either party decides not to proceed with the proposed business relationship or if asked by the other party, it will immediately cease all use of and return all Proprietary Information and all copies and extracts to the other party.

3.                                       Each party will immediately notify the other party of any unauthorized release of Proprietary Information.

4.                                       Each party acknowledges and agrees that for a period of three (3) years from the date this Nondisclosure Agreement is accepted, each party will maintain all Proprietary Information in confidence and will refrain from using any such Proprietary Information for any purpose, unless so authorized in writing by the other party.

5.                                       Each party understands that this Nondisclosure Agreement does not obligate the other party to disclose any information or provide any product samples or prototypes to it, or negotiate or enter into any agreement or relationship with it.

6.                                       Each party acknowledges and agrees that due to the unique nature of the Proprietary Information, there can be no adequate remedy at law for any breach of its obligations hereunder, that any such breach may allow one party or third parties to unfairly compete with the other party resulting in irreparable harm to the non-breaching party and, therefore, that upon any such breach or threat thereof, the non-breaching party shall be entitled to injunctions and other appropriate equitable relief in addition to whatever remedies it may have at law. In addition, if the non-breaching party prevails in any legal dispute hereunder, it shall be entitled to collect its reasonable attorneys’ fees and expenses.

7.                                       Tietech shall be entitled to subcontract any part of the development to third parties/party and shall be responsible for the observance of this Nondisclosure Agreement by such third parties/party.

8.                                       This Nondisclosure Agreement shall be governed and construed under the laws of the State of New York and the U.S. Federal without regard to conflict of laws provisions thereof. The sole jurisdiction and venue for actions related to the subject matter hereof shall be the New York state and U.S. federal. Each party consents to the jurisdiction of such courts.

Acknowledged and agreed:

Company:	ICOP Digital, Inc.	Company:	TIETECH CO., LTD.

	By:	/s/ Charles A. Ross	By:	/s/ Toshiaki Nomura
	Charles A. Ross		Toshiaki Nomura
	Chief Executive Officer		President

Date:	February 21, 2003		Date: February 21, 2003

Appendix II

Core Technology

TIETECH’s Core Technology

These patents are patents pending, published/not published patents and preparing to be applied.  Following are summary of the contents of these patents.

On the published patents, you can read the details in English on the server of Japanese patent office.

http://www19.ipdl.jpo.go.jp/PA1/cgi-bin/PA1SEARCH.B

Search formula Please search at TIETECH AND (H04N5/91 H04N5/907 H04N5/781 H04N5/765)

It included the patent not related to DVR technology, you can access 8 patents

1.               Simultaneous pursuit of still image compression and moving image compression

Application NO.: H10-250284

Publication NO. : 2000-050252 Image recording method

It distributes the video signal to 2 types from one camera.

On type 1, a video signal is compressed on a still image and saved to memory 1.

On type 2, the video signal is compressed on a moving image and saved to memory 2.

2.               HDD sequential record

Application NO.:2001-65762

Publication NO.:2002-230952 Data record method to the HDD.

The control part of the DVR records image file per sector in order of address along the track of HDD.

On the header of the image file, index information for the searching should be inserted.

It is a method that after writing a file on the sector of HDD, it writes next file on the adjacent sector.

Since the move of the head is small, it is possible to write and read at high speed.

It confronts with data recording of FAT structure.

3.               Simultaneous recording playing back

Application NO.: 2002-301106

Publication NO.:2004-104738  Still image data recording and playing back device.

Implementing buffer memory 1 for writing and buffer memory 2 for reading on the DVR,

And buffer memory 1 and buffer memory 2 have structure and capacity to be able to record and play back simultaneously to the HDD.

4.               Pre-recording method

Application NO.: H10-126570

Publication NO.:11-289514    Image memory method on the monitoring system.

This is monitoring system by multiple Cameras and each camera image is over-recorded endlessly (pre-recording) on each ring buffer memory. During pre-recording, if one camera generates an alarm, it will record the image by using buffer memory area of another camera.

[*]

Note: Above No. [*] through [*] are the subjects which is already done in ‘Report to apply patent to ICOP’.

ICOP DIGITAL’s Core Technology

Below is a listing of a summary of ICOP DIGITAL patents pending at the time of this Agreement, for a Digital Video Recorder, which is…

a.                                       To be inserted in the dash of the vehicle

b.                                      [*]

c.                                       Comprising a Global Positioning System (GPS)

d.                                      [*]

e.                                       [*]

f.                                         [*]

g.                                      “Mark” feature puts an “M” embedded into the video to identify several frames with GPS coordinates

h.                                      Utilize existing connector from vehicle radio (existing wire harness with connector) to easily have switched and unswitched voltages, grounds, and speaker connections.

i.                                          Second camera has a mirror option for viewing vehicles as normally seen in rearview mirror.

Appendix III

Product Specifications

[*] (4 pages omitted)

2.              Composition of a system

The composition of a whole system is shown in the following figure.

3.              Appearance Figure

Main unit appearance figure <front view>

The keypad is silicon rubber key top.

Main unit appearance figure   <front panel opening>

[*] (25 pages omitted)

Appendix IV

Payment for Products and Services

1.               Payments shall be made by ICOP DIGITAL to TIETECH by wire transfer. Once a payment is received, it shall not be refundable. Payments shall be in Japanese Yen.

2.               ICOP DIGITAL will make a USD $1 million advance payment to TIETECH for component parts to protect TIETECH on component parts. The USD $1 million advance payment will be made when ICOP DIGITAL receives the proceeds of a secondary offering from Paulson Investment Company, Inc. (Investor), which is expected to be after 100 units has been delivered to ICOP DIGITAL by TIETECH, and satisfactory performance has been verified by ICOP DIGITAL and Investor. The USD $1 million shall be deemed a credit for ICOP DIGITAL on TIETECH’s accounting records. Both parties agree to review the payment method in the future based on ICOP DIGITAL’s financial capabilities.

a.               ICOP DIGITAL shall increase the advance payment to a total of USD $1.5 million if a purchase order is for 2,000 units or more.

b.              Upon receipt of JPY 67,000,000 (as described in Appendix IV Section 4), TIETECH will produce 600 units for delivery to ICOP DIGITAL. Upon receipt of USD $1 million, (as described in Appendix IV Section 2), TIETECH will continue producing units beyond these original 600 production units.

3.                  ICOP DIGITAL shall pay TIETECH C.O.D. by wire transfer in Nagoya, Japan on acceptance by ICOP DIGITAL of the Product at TIETECH’s Nagoya, Japan manufacturing facility, prior to shipment. ICOP DIGITAL may discontinue on-site inspections of the Product when it is satisfied that the quality of the Product is acceptable and that on-site inspections are no longer required, at which time C.O.D. payments will be made from ICOP DIGITAL’s facility in the United States.

(a)              ICOP DIGITAL shall purchase the first 100 production units by paying 50% of Purchase Order No. ICP-1011 (Revised-2), dated July 30, 2004, in advance by wire transfer and the balance C.O.D. as described in (3) above.

(b)             ICOP DIGITAL shall judge and approve the quality of the Product based on the performance of the first 100 units.

4.                  Non-Recurring Engineering (“NRE”) Due:

a.               Both parties agree that the total balance of NRE due and payable by ICOP DIGITAL to TIETECH is (JPY 134,000,000).

b.              Payment Schedule:

i.               JPY 67,000,000 is payable within 5 business days following completion of a $10 million secondary offering through Paulson Investment Company.

ii.            JPY 30,000 is payable for each Basic System shipped, until such time that the total NRE due, as stated in 4(a) above, is paid in full.

iii.         TIETECH will begin mass production of units following the first 100 units (see 3a above) when JPY 67,000,000 is paid by ICOP DIGITAL.

[*]

[*]

6.                   Both parties shall discuss and make changes in the Product cost in case of changes of Product Specifications. Any and all changes in pricing require notice in writing, to be signed by both parties.

Appendix V

Life Cycles of Tooling

[*] (2 pages)